Exhibit 99.1

Worksport to Present at Wall Street Reporter’s “Next Super Stock” Livestream on September 4, 2025, at 1 PM ET

CEO Steven Rossi to Showcase Worksport’s Momentum in U.S. Manufacturing, Expanding Dealer Network, and Launch of SOLIS & COR Clean-Tech Products

West Seneca, New York, September 04, 2025 – Worksport Ltd. (NASDAQ: WKSP) (“Worksport” or the “Company”), a U.S.-based innovator and manufacturer of hybrid and clean energy solutions primarily for the light truck, overlanding, and global consumer goods markets, today announced that CEO Steven Rossi will present live on Wall Street Reporter’s “NEXT SUPER STOCK” livestream conference, which features companies with near-term catalysts for significant growth.

The interactive livestream event will be hosted by Jack Marks of Wall Street Reporter and will take place on September 4, 2025, at 1 PM ET. Investors can join the live event on Wall Street Reporter’s YouTube Channel: [Click Here To Watch Live]

Key Topics Will Include:

●	Record Growth: Q2 2025 revenue reached $4.10 million, up 114% YoY and 83% QoQ - the highest quarter in Company history.

●	Margin Expansion: Gross margin has scaled from 11% in Q4 2024 to 26% in Q2 2025, reflecting operational efficiency, U.S. manufacturing scale, and stronger sales mix. 30%+ is expected by year end.

●	Dealer Network Acceleration: Worksport® has added 450+ new dealer accounts YTD, with full activation supporting ~$21.5 million in annual repeatable revenue potential (excluding B2C).

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Made in America Advantage: U.S. manufacturing in West Seneca, NY continues to scale production toward ~200 units/day, delivering superior quality, tariff resilience, and competitive cost structure compared to offshore production.

●	Innovation Pipeline: Upcoming launches include the HD3 heavy-duty tonneau cover (Q3 2025), SOLIS solar-integrated tonneau cover, and COR portable power system (Q4 2025). Together, SOLIS & COR form a modular, portable “nano-grid” energy solution, already selected for a pilot project by a multi-billion-dollar U.S. construction agency.

●	Clean-Tech Expansion: Worksport’s AetherLux™ cold-climate heat pump, capable of operating to -51°C (-59.6°F) with ZeroFrost™ technology, is advancing to commercial testing and could represent a major 2026 growth driver. The Company believes that the value of the intellectual property associated with Aetherlux and Zerofrost is not adequately reflected in Worksport’s current stock price. These technologies have received inbound interest from several multi-billion-dollar entities.

About Wall Street Reporter’s “NEXT SUPER STOCK”

Wall Street Reporter’s “NEXT SUPER STOCK” livestream conference features presentations from CEOs of emerging growth companies with near-term catalysts for growth and significant upside potential for investors.

Stay tuned for more information and join our mailing list to stay up to date with the latest: Join Worksport’s Newsletter

Contacts

Investor Relations, Worksport Ltd. T: 1 (888) 554-8789-128

W: investors.worksport.com W: www.worksport.com E: investors@worksport.com

Connect with Worksport Chief Executive Officer, Steven Rossi

Steven Rossi X (Twitter)

Steven Rossi LinkedIn

About Worksport

Worksport Ltd. (Nasdaq: WKSP), through its subsidiaries, designs, develops, manufactures, and owns the intellectual property on a variety of tonneau covers, solar integrations, portable power systems, and clean heating & cooling solutions. Worksport has an active partnership with Hyundai for the SOLIS Solar cover. Additionally, Worksport’s hard-folding cover, designed and manufactured in-house, is compatible with all major truck models and is gaining traction with newer truck makers including the electric vehicle (EV) sector. Worksport seeks to capitalize on the growing shift of consumer mindsets towards clean energy integrations with its proprietary solar solutions, mobile energy storage systems (ESS), and Cold-Climate Heat Pump (CCHP) technology. Terravis Energy’s website is terravisenergy.com.

Connect with Worksport

Please follow the Company’s social media accounts on X (previously Twitter), Facebook, LinkedIn, YouTube, and Instagram (collectively, the “Accounts”), the links of which are links to external third-party websites, as well as sign up for the Company’s newsletters at investors.worksport.com.

Social Media Disclaimer

The Company does not endorse, ensure the accuracy of, or accept any responsibility for any content on these third-party websites other than content published by the Company. Investors and others should note that the Company announces material financial information to our investors using our investor relations website, press releases, Securities and Exchange Commission (SEC”) filings, and public conference calls and webcasts. The Company also uses social media to announce Company news and other information. The Company encourages investors, the media, and others to review the information the Company publishes on social media. The Company does not selectively disclose material non-public information on social media. If there is any significant financial information, the Company will release it broadly to the public through a press release or SEC filing prior to publishing it on social media.

Forward-Looking Statements

The information contained herein may contain “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “scheduled,” “expect,” “future,” “intend,” “plan,” “project,” “envisioned,” “should,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. These statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial situation may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) supply chain delays; (ii) acceptance of our products by consumers; (iii) delays in or nonacceptance by third parties to sell our products; and (iv) competition from other producers of similar products. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC, including, without limitation, our latest Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this press release. The forward-looking statements made in this press release are made only as of the date of this press release, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.